EXHIBIT 99

SUPERIOR BANCORP COMPLETES SUCCESSFUL 2007

•	Annual Earnings up 52%: $7.6 million vs. $5.0 million
•	Assets up 18%: $2.9 billion vs. $2.4 billion
•	Bank branches increase 20%: 72 vs. 60 branches
•	Stock repurchase program purchased 1.2 million shares
•	Acquisition program completed with Peoples Community Bank, Sarasota

Birmingham, Alabama, January 28, 2008: Superior Bancorp (NASDAQ: SUPR) announced today that it has completed another successful performance during 2007. A summary of its results is provided below and in the attached selected financial data.

(Dollars in thousands, except per share data)	Year Ended December 31, 2007	Year Ended December 31, 2006
Operating earnings (Non-GAAP)	$9,124	$5,482
Operating earnings per common share (Non-GAAP)	0.24	0.23
Net income (GAAP)	7,621	4,997
Net income per common share (GAAP)	0.20	0.21
Total assets	2,885,622	2,440,990
Total branches	72	60

CEO Stan Bailey stated, “As we entered 2007, the slowing economy, margin compression and the housing slowdown proved to be a challenging environment as we continued to execute our long term strategic plan. We adjusted our plan to fit that environment, resulting in continued growth in assets, income, branches and markets. While we believe 2008 will be no less challenging, our strategic plan remains intact for the benefit of our shareholders. Unfortunately, the stock market did not recognize our progress as the market was influenced by general concerns caused by the sub-prime mortgage debacle, the housing slowdown and credit quality.”

Fourth Quarter 2007 Performance

Fourth quarter 2007 net income (GAAP) of $1.9 million represents an increase of 31% over the third quarter of 2007 net income of $1.5 million and a slight decrease compared to fourth quarter 2006 net income of $2.1 million. Fourth quarter earnings per share of $0.05 compares to $0.04 in third quarter 2007, even with a higher level of shares outstanding as a result of the Peoples Community Bank acquisition and a higher level of credit cost.

Superior Bancorp’s core deposits at December 31, 2007, increased 4% (16% annualized) to $2.1 billion, compared to September 30, 2007. The 14 de novo branches operating during 2007 contain approximately $162 million of core deposits predominantly from new customer relationships. Customer dislocation resulting from recent merger activities in our markets also contributed to the deposit performance. Loans remained relatively level during the fourth quarter, but increased 23% at December 31, 2007 compared to year end 2006. During the fourth quarter of 2007, Superior opened six de novo branches: four in Florida and two in Alabama.

Credit Quality

With regards to credit quality at December 31, 2007, non-performing assets (“NPAs”) were 1.47% of total loans plus NPAs compared to 1.24% at September 30, 2007 and 0.63% at December 31, 2006, which is in line with management’s expectations. The $4.5 million NPA increase during the fourth quarter of 2007 was predominantly in our Florida segment, consisting of one real estate-related credit of approximately $1.5 million and several smaller real estate mortgages. Conversely, overall past due loans declined during the fourth quarter in both the 90 days past due (DPD) category to 0.10% from 0.28% at September 30, 2007, and the 30-89 DPD category to 1.08% from 1.55% at September 30, 2007.

Net loan charge-offs as a percentage of average loans increased to 0.33% and 0.24% during fourth quarter 2007 and the year ended December 31, 2007, respectively, compared to 0.18% and 0.20% during the fourth quarter of 2006 and the year ended December 31, 2006, respectively. Of the $1.7 million net charge offs in the fourth quarter of 2007, 58% occurred in the Alabama banking segment, 14% in the Florida banking segment and 28% in the consumer finance company.

The provision for loan losses increased $478,000 to $1.7 million in the fourth quarter of 2007, compared to $1.2 million in the third quarter of 2007. For the year ended December 31, 2007 the provision for loan losses increased to $4.5 million compared to $2.5 million for the year ended December 31, 2006. This increase in the provision maintained the allowance for loan losses at 1.13% of net loans, or $22.9 million, at December 31, 2007, compared to 1.15% of net loans or $18.9 million, at December 31, 2006.

Bailey added, “In today’s credit cycle, we are devoting a considerable amount of our effort towards collecting loans and working with customers to maintain a satisfactory credit relationship with Superior. Superior is very fortunate to have experienced lenders who have managed their loan portfolios through previous challenging credit cycles.

De Novo Branch Expansion

In furtherance of Superior’s de novo branch strategy, 17 of 20 planned new branches have been opened since September 2006 in key Alabama and Florida markets attributing approximately $162 million of core deposits as of December 31, 2007. For the fourth quarter and year ended December 31, 2007, non-interest expense associated with the new branches was $1.0 and $3.0 million, respectively, or approximate 2% premium on deposits. Three Alabama branches are scheduled to open before the end of the third quarter of 2008. Upon completion, Superior Bank will have invested approximately $25 to $30 million toward its de novo branch expansion program.

Share Repurchase

Superior Bancorp repurchased 182,000 shares of common stock in the fourth quarter of 2007 pursuant to its second repurchase program and repurchased a total of approximately 1.2 million shares for the year ended December 31, 2007. The Board of Directors authorized, beginning on or after November 2, 2007, the second repurchase program to purchase up to one million shares of Superior Bancorp’s outstanding common stock. The Board continues to consider an investment in the Corporation’s common stock to be an excellent use of capital for the foreseeable future. Superior Bancorp does not intend to repurchase any shares from its management team or other insiders. As of December 31, 2007, Superior Bancorp had approximately 40.1 million shares of its common stock outstanding.

Looking Forward

The entire banking industry is operating in an adverse environment relative to maximizing short-term performance. Factors such as the challenging credit cycle, housing softness, gloomy media coverage, weakened consumer confidence and dramatic Federal Reserve rate reductions provide a stiff headwind going into 2008. At Superior, we continue to adapt to these factors while remaining focused on taking the right actions that should ultimately result in enhanced shareholder value.

About Superior Bancorp

Superior Bancorp is a $2.9 billion thrift holding company headquartered in Birmingham, Alabama. The principal subsidiary of Superior Bancorp is Superior Bank, a Southeastern community bank. Superior Bank has 72 branches with 41 locations throughout the state of Alabama and 31 locations in Florida. Superior Bank currently has three new branches planned for Alabama during the remainder of 2008 in addition to the 17 that have opened since September 2006.

Superior Bank operates 20 consumer finance offices in North Alabama as 1st Community Credit and Superior Financial Services and also has a loan production office in Montgomery, Alabama.

This press release contains financial information determined by methods other than in accordance with U. S. generally accepted accounting principles (“GAAP”). Superior’s management uses these “non-GAAP” measures in their analysis of Superior’s performance. Non-GAAP measures typically adjust GAAP performance measures to exclude the effects of charges, expenses and gains related to the consummation of mergers and acquisitions, and costs related to the integration of merged entities. These non-GAAP measures may also exclude other significant gains, losses or expenses that are unusual in nature and not expected to recur. Since these items and their impact on Superior’s performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information that is important for a proper understanding of the operating results of Superior’s core business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that are presented by other companies.

Statements in this document that are not historical facts, including, but not limited to, statements concerning future operations, results or performance, are hereby identified as "forward looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Superior Bancorp cautions that such "forward looking statements," wherever they occur in this document or in other statements attributable to Superior Bancorp are necessarily estimates reflecting the judgment of Superior Bancorp’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the "forward looking statements." Such "forward looking statements" should, therefore, be considered in light of various important factors set forth from time to time in Superior Bancorp's reports and registration statements filed with the SEC. While it is impossible to list all such factors that could affect the accuracy of such "forward looking statements," some of those factors include: general economic conditions, especially in the Southeast; the performance of the capital markets; changes in interest rates, yield curves and interest rate spread relationships; changes in accounting and tax principles, policies or guidelines; changes in legislation or regulatory requirements; changes in the competitive environment in the markets served by Superior Bancorp.; changes in the loan portfolio and the deposit base of Superior Bancorp; and the effects of natural disasters such as hurricanes.

Superior Bancorp disclaims any intent or obligation to update “forward looking statements.”

More information on Superior Bancorp and its subsidiaries may be obtained over the Internet, http://www.superiorbank.com, or by calling 1-877-326-BANK (2265).

COMPANY CONTACT:

Mark Tarnakow, Chief Financial Officer, (205) 327-3608

Superior Bancorp and Subsidiaries
Condensed Consolidated Statements of Financial Condition
(Dollars In Thousands)

	December 31,
	2007	2006
	(Unaudited)	(Audited)
Assets
Cash and due from banks	$52,983	$49,783
Interest bearing deposits in other banks	6,916	10,994
Federal funds sold	3,452	25,185
Investment securities available for sale	361,171	354,716
Tax lien certificates	15,615	16,313
Mortgage loans held for sale	33,408	24,433
Loans, net of unearned income	2,017,011	1,639,528
Less: Allowance for loan losses	(22,868)	(18,892)
Net loans	1,994,143	1,620,636
Premises and equipment, net	104,799	94,626
Accrued interest receivable	16,512	14,387
Stock in FHLB	14,945	12,382
Cash surrender value of life insurance	45,277	40,598
Goodwill and other intangibles	187,989	129,520
Other assets	48,412	47,417

Total assets	$2,885,622	$2,440,990

Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing	$207,602	$191,323
Interest-bearing deposits	1,993,009	1,679,518
Total deposits	2,200,611	1,870,841

Advances from FHLB	222,828	187,840
Federal funds borrowed and security repurchase agreements	17,075	23,415
Notes payable	9,500	5,545
Junior subordinated debentures owed to unconsolidated subsidiary trusts	53,744	44,006
Accrued expenses and other liabilities	32,210	33,256
Total liabilities	2,535,968	2,164,903

Stockholders' Equity
Common stock, par value $.001 per share; authorized 60,000,000 shares;
shares issued 41,522,633, and 34,732,345, respectively;
outstanding 40,108,317, and 34,651,669, respectively	41	35
Surplus	329,201	253,815
Retained earnings	33,557	26,491
Accumulated other comprehensive loss	(214)	(1,452)
Treasury stock, at cost	(12,309)	(716)
Unearned ESOP stock	(622)	(2,086)
Total stockholders' equity	349,654	276,087

Total liabilities and stockholders' equity	$2,885,622	$2,440,990

Superior Bancorp and Subsidiaries
Condensed Consolidated Statements of Income
(Amounts In Thousands, Except Per Share Data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)	(Audited)
Interest income
Interest and fees on loans	$40,660	$30,682	$150,443	$92,659
Interest on investment securities
Taxable	4,369	4,238	17,174	12,994
Exempt from Federal income tax	354	116	897	389
Interest on federal funds sold	97	341	471	570
Interest and dividends on other investments	640	746	2,944	2,165

Total interest income	46,120	36,123	171,929	108,777

Interest expense
Interest on deposits	22,008	15,678	79,667	46,511
Interest on FHLB advances and other borrowings	3,336	3,391	12,971	11,603
Subordinated debentures	1,066	931	4,129	3,269

Total interest expense	26,410	20,000	96,767	61,383

Net interest income	19,710	16,123	75,162	47,394

Provision for loan losses	1,657	650	4,541	2,500

Net interest income after provision for loan losses	18,053	15,473	70,621	44,894

Noninterest income
Service charges and fees on deposits	2,183	1,530	7,957	4,915
Mortgage banking income	808	839	3,860	2,997
Investment securities gains	66	-	308	-
Change in fair value of derivatives	1,141	331	1,310	374
Increase in cash surrender value of life insurance	514	357	1,895	1,580
Other income	1,096	549	4,027	1,945

Total noninterest income	5,808	3,606	19,357	11,811

Noninterest expenses
Salaries and employee benefits	11,357	8,738	42,316	26,805
Occupancy, furniture and equipment expense	3,742	2,430	13,391	7,754
Amortization of core deposit intangibles	588	265	1,691	265
Extinguishment of debt	-	-	1,469	-
Merger related costs	108	285	639	635
Termination of ESOP	-	-	158	-
Subsidiary start-up costs	-	-	-	135
Other operating expenses	5,055	4,399	18,559	14,191

Total noninterest expenses	20,850	16,117	78,223	49,785

Income before income taxes	3,011	2,962	11,755	6,920

Income tax expense	1,107	903	4,134	1,923

Net income	$1,904	$2,059	$7,621	$4,997

Basic net income per common share	$0.05	$0.07	$0.21	$0.21
Diluted net income per common share	$0.05	$0.06	$0.20	$0.21

Weighted average common shares outstanding	40,152	31,122	36,974	23,409
Weighted average common shares outstanding, assuming dilution	40,193	31,720	37,332	24,034

SUPERIOR BANCORP AND SUBSIDIARIES
UNAUDITED SUMMARY CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share data)

	As of and for the Three-Months		As of and for the Year
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
Selected Average Balances :
Total assets	$2,884,763	$2,183,425	$2,620,963	$1,683,325
Loans, net of unearned income	2,018,100	1,481,599	1,814,032	1,159,083
Mortgage loans held for sale	27,713	18,801	24,997	17,761
Investment securities	365,043	348,600	350,561	274,124
Total interest-earning assets	2,468,156	1,922,649	2,246,177	1,499,297
Noninterest-bearing deposits	206,977	159,239	191,066	111,757
Interest-bearing deposits	1,974,293	1,489,783	1,790,719	1,152,017
Advances from FHLB	247,713	218,322	221,831	191,612
Federal funds borrowed and security repurchase agreements	10,456	29,550	17,061	32,607
Junior subordinated debentures owed to unconsolidated subsidiary trusts	53,799	35,452	48,557	33,642
Total interest-bearing liabilities	2,298,900	1,779,273	2,088,719	1,414,290
Stockholders' Equity	349,052	220,154	308,272	140,827

Per Share Data:
Net income - basic	$0.05	$0.07	$0.21	$0.21
- diluted	0.05	0.06	0.20	0.21
Weighted average common shares outstanding - basic	40,152	31,122	36,974	23,409
Weighted average common shares outstanding - diluted	40,193	31,720	37,332	24,034
Common book value per share at period end	$8.72	$7.97	$8.72	$7.97
Tangible common book value per share at period end	4.03	4.23	4.03	4.23
Common shares outstanding at period end	40,108	34,652	40,108	34,652

Performance Ratios and Other Data:
Return on average assets(1)	0.26%	0.37%	0.29%	0.30%
Return on average tangible assets	0.28	0.39	0.31	0.30
Return on average stockholders' equity(1)	2.16	3.71	2.47	3.55
Return on average tangible equity	4.66	6.52	4.91	4.89
Net interest margin(1)(2)(3)	3.20	3.34	3.37	3.17
Net interest spread(1)(3)(4)	2.88	3.01	3.05	2.93
Noninterest income to average assets(1)(5)	0.63	0.60	0.67	0.66
Noninterest expense to average assets(1)(6)	2.76	2.88	2.83	2.84
Efficiency ratio (7)	81.82	80.27	79.48	81.46
Average loan to average deposit ratio	93.79	90.99	92.80	93.12
Average interest-earning assets to average interest bearing liabilities	107.36	108.06	107.54	106.01
Intangible assets - goodwill	$162,936	$114,458	$162,936	$114,458
- core deposit intangible ("CDI") and other intangibles	25,054	15,062	25,054	15,062

Assets Quality Ratios:
Nonaccrual loans	$22,533	$7,773	$22,533	7,773
Accruing loans 90 days or more delinquent	2,117	514	2,117	514
Restructured loans	671	305	671	305
Other real estate owned and repossessed assets	4,516	1,821	4,516	1,821
Net loan charge-offs	1,655	662	4,282	2,316
Allowance for loan losses to nonperforming loans	90.31%	219.88%	90.31%	219.88%
Allowance for loan losses to loans, net of unearned
income	1.13	1.15	1.13	1.15
Nonperforming assets("NPA") to loans plus NPA's, net of
unearned income	1.47	0.63	1.47	0.63
NPA's to total assets	1.03	0.43	1.03	0.43
Net loan charge-offs to average loans(1)	0.33	0.18	0.24	0.20
Net loan charge-offs as a percentage of:
Provision for loan losses	99.88	101.85	94.30	92.64
Allowance for loan losses(1)	28.71	13.90	18.72	12.26

(1)- Annualized for the three-month periods ended December 31, 2007 and 2006.
(2)-Net interest income divided by average earning assets.
(3)-Calculated on a taxable equivalent basis.
(4)-Yield on average interest-earning assets less rate on average interest-bearing liabilities.
(5)-Noninterest income has been adjusted for changes in fair value of derivatives and investment security gains(losses).
(6)-Noninterest expense has been adjusted for CDI amortization, extinguishment of debt, termination of ESOP, merger related costs, management separation costs, losses on other real estate and the loss on sale of assets,

(7)-Efficiency ratio is calculated by dividing noninterest expense, adjusted for CDI amortization, merger related costs, extinguishment of debt, termination of ESOP, management separation costs, losses on other real estate and the loss on sale of assets, by noninterest income, adjusted for changes in fair values of derivatives and investment security gains (losses), plus net interest income on a fully tax equivalent basis.

SUPERIOR BANCORP AND SUBSIDIARIES
UNAUDITED SUMMARY CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands, except Per Share Data)

	For the Three-Month Period Ended	For the Year Ended	For the Year Ended
Reconciliation Table	December 31, 2007	December 31, 2007	December 31, 2006
Net income (GAAP)	$1,904	$7,621	$4,997
Merger-related items, net of tax	68	403	400
Subsidiary start-up costs, net of tax	-	-	85
Extinguishment of debt, net of tax	-	925	-
ESOP termination, net of tax	-	100	-
Other non operating loss, net of tax	-	76	-

Operating earnings (non-GAAP)	$1,972	$9,124	$5,482

	As of
	December 31, 2007	December 31, 2006
Total stockholders' equity (GAAP)	$349,654	$276,087
Intangible assets (GAAP)	187,989	129,520
Total tangible equity (non-GAAP)	$161,665	$146,567

	For the Three-Month Period Ended		For the Year Ended
Other Financial Data of Subsidiary (Superior Bank)	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006

Net income	$2,628	$3,884	$12,772	$9,156
Total stockholders equity	392,280	306,305	392,280	140,827
Return on average assets(1)	0.36%	0.68%	0.49%	0.55%
Return on average tangible assets(1)	0.39%	0.71%	0.52%	0.56%
Return on average stockholders' equity(1)	2.66%	6.64%	3.72%	5.85%
Return on average tangible equity(1)	5.08%	11.23%	6.69%	7.78%

(1) Annualized for three-month periods ended December 31, 2007 and 2006.